Exhibit 99.(11)

Form of Opinion of Counsel

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

901 New York Avenue, NW

Washington, DC 20001

                        , 2008

Advanced Series Trust

Gateway Center Three

100 Mulberry Street

Newark NJ  07102

Re:          Advanced Series Trust

Registration Statement on Form N-14

File Nos.                        and 811-05186

Ladies and Gentlemen:

As counsel to Advanced Series Trust, a Massachusetts business trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest, $0.001 par value per share (the “Shares”), representing interests in AST Marsico Capital Growth Portfolio, AST Large-Cap Value Portfolio, AST Small-Cap Growth Portfolio and AST T. Rowe Price Large Capital Growth Portfolio, each a series of the Trust, in connection with an Agreement and Plan of Reorganization, dated as of                      , 200   (the “Agreement”) by and between The Prudential Series Fund and the Trust, as more fully described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on representations in the Agreement and a certificate of an officer of the Trust.  We also have assumed that the Shares will be issued in accordance with the terms and conditions set forth in the Agreement and in any event for not less than the par value per Share and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

GOODWIN PROCTER LLP